UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 6, 2013

CREATIVE APP SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54905	46-0684479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3965 Paula Street
La Mesa, California 91941
(Address of Principal Executive Offices, including zip code)

(619) 699-9669
(Registrant’s telephone number, including area code)

Copies of Communications to:
Stoecklein Law Group, LLP.
Columbia Center
401 West A Street, Suite 1150
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On June 6, 2013, the Board of Directors (the "Board") terminated Ms. Norma Casillas from her position as Secretary of the Registrant, effective immediately.

On June 6, 2013, the Board unanimously appointed Mr. Matthew Lane as Secretary of the Company, effectively filling the vacancy left by his predecessor.

Matthew Lane, Age 30, Secretary:  Prior to joining the Company between 2008 to 2012, Mr. Lane served as a seasoned restaurant professional helping to open Silvio’s Brazilian BBQ restaurant in the Los Angeles area while attending Santa Monica Community College for a degree in Business Management. While at Silvio’s, Mr. Lane was instrumental in the development of this successful restaurant from pre-opening, to the launch and was responsible for training of all host and wait staff, as well as managing all aspects of catering services, from small weddings to large concert/street fair events. From 2012 to 2013, Mr. Lane has worked as a server at Slater’s 50/50 in the San Diego area. Here, Mr. Lane is responsible for ensuring guest satisfaction and helping fellow staff. As a certified cicerone, Mr. Lane helps guests pair and choose beers from a worldly selection of over 100 rotating beer taps ranging from porters, IPAs, ambers, ciders and other spirits.

Mr. Lane has not executed an employment agreement and is not expected to receive any compensation in connection with his appointment as Secretary of the Company.

There are no family relationships between Mr. Lane and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CREATIVE APP SOLUTIONS, INC.

By: /S/ Ryan Faught
Ryan Faught, President
Date:  June 6, 2013